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                                                                   EXHIBIT 10.17

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of the 2nd day of June, 2004, by and between Stratagene Corporation, a Delaware corporation formerly known as Stratagene Holding Corporation ("EMPLOYER"), and Joseph A. Sorge ("EXECUTIVE").

                                    RECITALS

            A. Executive and Employee are parties to that certain Employment Agreement, dated as of December 6, 1995 (as amended, the "PRIOR EMPLOYMENT AGREEMENT"), by and among Executive, Employer, Stratagene California, a California corporation formerly known as Stratagene and a wholly owned subsidiary of Employer ("STRATAGENE"), and TCW Special Credits Fund V - The Principal Fund, a California limited partnership (the "FUND").

            B. Employer, SHC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Employer ("MERGER Sub"), and Hycor Biomedical Inc., a Delaware corporation ("HYCOR"), have entered into that certain Agreement and Plan of Reorganization dated as of July 24, 2003, as amended by that certain Amendment No. 1 to Agreement and Plan of Reorganization dated as of December 29, 2003 by and among Employer, Merger Sub and Hycor and as further amended by that certain Amendment No. 2 to Agreement and Plan of Reorganization dated as of February 25, 2004 by and among Employer, Merger Sub and Hycor (as so amended, the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into Hycor (the "MERGER") and Hycor will survive the Merger as a wholly owned subsidiary of Employer.

            C. It is a condition precedent to the closing of the transactions contemplated by the Merger Agreement that Employer and Executive amend and restate the Prior Employment Agreement upon the terms and subject to the conditions herein provided.
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            D. Employer and Executive desire to enter into this Agreement upon the terms and subject to the conditions herein provided.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.
                              EMPLOYMENT AND DUTIES

            1.1 Positions and Duties. Executive shall serve as President and Chief Executive Officer of Employer, with such duties and authority as are customary for, and commensurate with, such position and as provided in Employer's bylaws (as they may be reasonably amended from time to time). Executive shall also, without any additional compensation, serve as a member of the Employer's Board of Directors and as Chairman of Employer's Board of Directors, or as an officer or director of Employer's subsidiaries if elected to such positions by Employer's Board of Directors, but recognizes that the Board of Directors has no obligation to elect Executive to such positions. Executive shall discharge his duties in a loyal and diligent manner. Executive shall report to the Board of Directors.

            1.2 Activities. During his employment, Executive shall devote substantially all his working time, interest and effort to the performance of his duties under this Agreement. Executive shall not have any significant business activities except for his service to Employer under this Agreement. Employer agrees that Executive may devote such time to personal investment activities for himself and his family that are not in conflict with, and do not interfere with the performance of, Executive's duties to Employer as may be fairly and reasonably necessary. However, without the prior approval of Employer's Board of Directors, Executive shall not serve as a director or an officer (or in any comparable capacity for


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any non-corporate entity) of any other company except one of Employer's subsidiaries or family investment vehicles (including charitable trusts).

                                   ARTICLE II.
                                  COMPENSATION

            2.1 Salary. For Executive's services hereunder, Employer shall pay to Executive as base salary the amount of $450,000 during each year of the Employment Term (as hereinafter defined), prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Said base salary shall be payable in equal installments in conformity with Employer's normal payroll practices. Such base salary shall be reviewed on at least an annual basis by the Compensation Committee of the Board of Directors of Employer (the "COMPENSATION COMMITTEE") and may be increased from time to time by Employer's Board of Directors upon the approval of the Compensation Committee in its discretion. Effective as of the date of any increase, the base salary as so increased shall be considered the new base salary for all purposes of this Agreement and may not thereafter be reduced.

            2.2 Bonus. In addition to the base salary set forth in Section 2.1 above, Executive shall be eligible for a bonus, at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. It is anticipated that if the Employer establishes any general bonus program for senior executives based upon the attainment of established goals, that Executive shall be entitled to participate in such program on a basis at least comparable to other senior executives.

            2.3 Other Benefits. During the Employment Term, Executive shall be entitled to participate in and receive all other benefits of employment generally available to Employer's other executive management personnel, including, but not limited to, inclusion in Employer's retirement plan, medical plan, disability plan and other similar benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, in each case as approved by the Board of Directors, or if authority to establish such programs is delegated to it, the Compensation Committee.


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Employer shall provide, at Employer's expense, Executive the use of the automobile currently provided for Executive's use, and when such automobile is sold or exchanged shall provide Executive an automobile consistent with the Employer's automobile policy for senior executive officers as in effect from time to time. Employer shall provide Executive office space and administrative support to assist him to perform his duties and consistent with his position, which may include reasonable support for personal activities. Executive shall be entitled to four weeks of paid vacation each year, which will accrue and be paid out in conformity with Employer's normal vacation pay practices. Executive also shall be entitled to indemnification by Employer to the fullest extent permitted by applicable law for all losses arising out of Executive's services as an employee, officer or director of Employer or any of its subsidiaries, and Employer shall at all times while this Agreement is in effect include in its certificate of incorporation a provision making indemnification of its officers and directors to such extent mandatory. If Employer enters into separate agreements with its officers or directors providing for indemnification, Executive shall be entitled to an agreement no less favorable than those provided to other officers and directors. The Board of Directors, upon the recommendation of the Compensation Committee, may in its sole discretion grant such additional benefits to Executive from time to time as they deem proper and desirable.

            2.4 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, including, without limitation, the requirement that Executive properly account for such business expenses in accordance with Employer policy.

            2.5 Options. Employer shall grant Executive an option to purchase 738,960 shares of Employer's common stock, par value $0.0001 per share (the "COMMON STOCK"), at a per share exercise price equal to the Fair Market Value (as defined below) of a share of Common Stock as of the later of (i) the date of the closing of the transactions contemplated by the Merger Agreement or (ii) the first date


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on which the Common Stock trades on any established stock exchange or a national market system, including the Nasdaq National Market of The Nasdaq Stock Market. Such options shall vest in 4 equal annual installments per full year of employment pursuant to a stock option agreement to be executed by Employer and Executive concurrently herewith in substantially the form of Exhibit A attached hereto.

            The "FAIR MARKET VALUE" of one (1) share of Common Stock shall be determined in accordance with the terms of the stock option agreement attached hereto as Exhibit A.

            2.6 Acceleration of Options. The options granted pursuant to Section 2.5, and any other options to purchase Employer's Common Stock which are subject to a vesting requirement, shall vest immediately prior to the effective time of a change of control. For purposes of this Agreement, a "CHANGE OF CONTROL" of Employer shall be deemed to be (i) an acquisition of all or substantially all of the assets of Employer or (ii) a sale of stock or a merger, consolidation, reorganization or other combination or acquisition whereby (A) the existing stockholders of Employer and their affiliates do not retain at least a majority of the voting power of the capital stock of Employer or the surviving corporation and (B) a single previously unaffiliated investor owns (including such unaffiliated investor's affiliates) a majority of the voting power of the capital stock of Employer or the surviving corporation. In no event shall a "Change of Control" include a transaction where prior existing stockholders of Employer and their affiliates hold less than a majority of the outstanding voting power of Employer's capital stock due to the sale of shares of capital stock to the public or other investors, so long as no other single previously unaffiliated investor (including such unaffiliated investor's affiliates) owns a majority of the voting power of Employer's capital stock.

            2.7 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.


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                                  ARTICLE III.
                               TERM OF EMPLOYMENT

            3.1 Term. The term of this Agreement shall commence on the date hereof and shall continue through June 1, 2007, unless extended as hereinafter provided (the "EMPLOYMENT TERM").

            3.2 Extension of Term. The Employment Term automatically shall be extended by one year on each anniversary of its date, unless either party has given a written notice of non-extension at least thirty (30) days prior to such anniversary.

            3.3 Termination by Employer. Prior to the expiration of the Employment Term, Executive's employment may be terminated, and he may be removed from any position as an officer of Employer or as an officer of Employer or any of its subsidiaries, either without Cause or for Cause by the action of Employer's Board of Directors. For these purposes, termination for "CAUSE" shall mean termination because of Executive's (a) material neglect of or failure to perform his duties or obligations hereunder, (b) except as permitted by Section 1.2, acceptance of a position with any other company which conflicts with Executive's duties to Employer, (c) conviction of a felony leading to incarceration for at least thirty (30) days, or (d) conviction of a criminal offense having a demonstrably material adverse effect on Employer's financial condition (as opposed to its stock price), including, without limitation, offenses under state or federal securities law, or laws prohibiting harassment or discrimination on the basis of gender, race, nationality, sexual orientation or religion. Poor financial performance or poor stock price performance of Employer shall not be in and of itself grounds for termination of Executive for Cause. The Board of Directors or the Compensation Committee shall deliver written notice of any alleged Cause to Executive, clearly delineating the grounds for alleging Cause, and if the basis stated in such notice is clause (a) or (b) above, Executive shall have thirty (30) days following receipt of such notice to cure or otherwise eliminate the conditions which are alleged to constitute grounds for termination for Cause, in either case to the reasonable satisfaction of the Board of Directors, and if the


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basis stated in such notice is clause (d) above, Executive shall have the right to demonstrate that a conviction referred to in clause (d) should not be regarded as having a material adverse effect on Employer's financial condition (as opposed to stock price). If Executive does not cure or otherwise eliminate such conditions within the thirty-day period or demonstrate the lack of a material adverse effect, as applicable, the Board of Directors shall deliver written notice to Executive of any decision to terminate Executive's employment for Cause, and Executive shall have ten (10) days following receipt of such notice to demand arbitration of the issue as to whether or not Cause exists. Such arbitration shall be conducted in accordance with the terms of Section 6.3 below. Termination for Cause shall be effective only upon a final conclusion of the arbitration, but during the arbitration the Board of Directors may, subject to reinstatement, suspend Executive, with full pay, benefits, and continued option vesting, from all duties as an officer or executive of the Employer and its subsidiaries if it concludes its fiduciary duties to the Employer require such suspension.

            3.4 Termination by Executive For Good Reason. In the event (a) Executive's title is reduced or Executive's job responsibilities are materially reduced without Executive's prior written consent (except in the case of (i) a suspension contemplated in Section 3.3, (ii) a reduction while Executive is incapable of performing his duties because of a condition or illness which if it continued would permit termination of Executive's employment for disability, or
(iii) a change in title or reduction in responsibilities required by a change in law or the rules of any securities exchange, including a requirement that a listed company have a non-employee Chairman), (b) Executive's base salary is reduced or other benefits to be provided to Executive hereunder are materially reduced (except in the case of a reduction in benefits which applies to all senior executives in a similar manner), in either case without Executive's prior written consent, (c) Employer's principal office is relocated outside of the greater San Diego, California metropolitan area without Executive's prior written consent, or (d) Employer fails to pay Employee any compensation when due, then Executive shall have the right to terminate this Agreement by giving written notice of such termination to Employer and such termination


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shall have the same consequences as a termination of Executive by Employer without Cause. In the case of a claim by Executive under this Section 3.4, Employer shall have thirty (30) days to cure or otherwise eliminate the alleged grounds for termination and the right to arbitrate any such claim in accordance with Section 8.3 below.

            3.5 Termination Due to Death or Disability. Executive's employment hereunder shall terminate immediately upon his death. In the event that by reason of major injury, illness or other major physical or mental impairment Executive shall be (a) substantially unable to perform his services hereunder for more than 90 consecutive days or (b) substantially unable to perform his services hereunder for a total of 120 days in any twelve-month period, then Employer may terminate Executive's employment hereunder. The parties shall agree upon an independent, qualified physician to evaluate Executive's condition. If the parties are unable to agree upon the physician to conduct such evaluation, an independent, qualified physician will be appointed by an arbitrator. If such independent, qualified physician certifies to Employer's Board of Directors that any such condition renders Executive substantially unable to perform his duties, the Board of Directors may assign Executive's duties or authority to others prior to the completion of the periods described in clauses (a) and (b) of the preceding sentence, and such assignment of duties or authority shall not be a basis for Executive to terminate this Agreement under Section 3.4. Executive's beneficiaries, estate, heirs, representatives or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits such as accrued vacation benefits and stock options.

                                   ARTICLE IV.
                    BENEFITS AFTER TERMINATION OF EMPLOYMENT

            4.1 Benefits Upon Termination. Upon termination of Executive's employment under this Agreement by the Employer under Section 3.3 for Cause or
Section 3.5 due to death or disability) or


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upon the resignation of Executive (other than a resignation by Executive under
Section 3.4 (Termination by Executive for Good Reason)), all salary and benefits of Executive hereunder shall cease immediately; provided, however, that if there is a termination of this Agreement under Section 3.5 as a result of the disability of Executive, then Executive shall be entitled to continue to participate in any medical and disability plans or programs then in effect for senior executive officers of Employer for the duration of the Employment Term. If Executive's employment is terminated by Employer without Cause, except for a termination for death or disability under Section 3.5, or if Executive terminates his employment under Section 3.4 hereof, Executive shall be entitled to (a) a lump sum cash severance payment in an amount equal to Executive's then effective base salary for the remainder of the Term, or if there are fewer than twelve months remaining in the Term, for twelve months, payable within 10 days of the date of such termination, and the vesting of all stock options issued to Executive under any Employer stock option plan, and (b) the inclusion in Employer's medical plan, disability plan and other benefit plans for the remainder of the Employment Term. Notwithstanding the foregoing, the Employer may reduce the severance benefits provided hereunder to the extent reasonably necessary, based on the written opinion of an independent tax advisor, to avoid lost deductions under Section 280G of the Code or excise taxes under Section 4999 of the Code (or any successors to such provisions) but shall honor any reasonable request by Executive about which benefits shall be reduced.

            4.2 Rights Against Employer. The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including Executive) by reason of the termination of this Agreement under Section 3.3 (Termination by Employer) or Section 3.5 (Termination Due to Death or Disability) or upon the resignation of Executive, except as otherwise provided in this Article IV, including, without limitation, under Section 3.4 (Termination by Executive for Good Reason).


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                                   ARTICLE V.
                            CONFIDENTIAL INFORMATION

            5.1 Executive acknowledges that Employer holds as confidential, and Executive has previously had access, and expects to continue to have access during the Employment Term, to certain information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of its business, including, but not limited to, trade secrets, data, improvements, inventions, techniques, marketing plans, forecasts, pricing information and customer lists. During his employment by Employer and for a period of no less than three years thereafter, Executive shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of his employment during the Employment Term. Further, during the Term and for a period of three years thereafter, Executive agrees not to solicit for employment, or assist (including by identification as a prospective candidate) any third party to solicit for employment any person employed by Employer during the Term or during the three-year period following the Term without the prior permission of Employer's Board of Directors. However, if Executive's employment is terminated by Employer or if Executive terminates his employment for good reason under Section 3.4, the restrictions concerning solicitation of employees in the preceding sentence shall apply only for sixty
(60) days after such termination.

                                   ARTICLE VI.
                               GENERAL PROVISIONS

            6.1 Entire Agreement. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby, including, without limitation, the Prior Employment Agreement, which shall be of no further force and effect. Each party to this Agreement acknowledges that no representations,


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inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Employer and Executive which specifically states the intent of the parties to amend this Agreement.

            6.2 Assignment and Binding Effect. Neither this Agreement nor his rights or obligations hereunder shall be assignable by Executive. Employer may assign this Agreement to any successor of Employer, and upon such assignment any such successor shall be deemed substituted for Employer upon the terms and subject to the conditions hereof.

            6.3 Arbitration. The parties hereto agree that disputes between Executive and the Employer under this Agreement shall be submitted to final and binding arbitration, unless the parties otherwise agree. Such arbitration shall take place in San Diego, California pursuant to the Employment Dispute Rules of the American Arbitration Association ("AAA"), except as otherwise agreed to by the parties. The arbitrator shall be selected by the AAA, and such selection is intended to be private, confidential and decided on an expedited basis. The parties hereto agree that (a) they will request the AAA and the arbitrator that the matter be heard within sixty (60) days after the demand is submitted and the decision be rendered within ten (10) days after the hearing is concluded, (b) both parties will keep confidential the filing of the arbitration (except to the extent the Employer concludes that a public announcement is appropriate under applicable securities laws or stock exchange policies or regulations) and the evidence and other information exchanged and (c) the decision of the arbitrator shall be final, binding and non-appealable. Employer shall pay the fees of the AAA and the arbitrator and expenses associated with such proceeding. At the request of the prevailing party, the arbitrator may award the costs and expenses of the arbitration (including the prevailing party's attorney fees and expenses) as a component of the damages, if any, sustained by the prevailing party, but shall not have the authority to award punitive or exemplary damages.


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            6.4 No Waiver. No waiver of any term, provision or condition of this
Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

            6.5 Governing Law; Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

            6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at their respective addresses set forth below. Each party may change its address by written notice in accordance with this Section 6.6.

            Address for Employer:      Stratagene Corporation
                                       11011 North Torrey Pines Road
                                       La Jolla, California  92037
                                       Attention:  Chief Financial Officer

            Address for Executive:     Joseph A. Sorge
                                       144 10th Street
                                       Del Mar, California  92014

            6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.


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            6.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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            IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


                                             EMPLOYER:

                                             STRATAGENE CORPORATION,
                                             a Delaware corporation


                                             By: /s/ RONNI L. SHERMAN
                                                 -----------------------------
                                             Name: Ronni L. Sherman
                                                   ---------------------------
                                             Title: Executive Vice President and
                                                    General Counsel
                                                    --------------------------


                                             EXECUTIVE:


                                             /s/ JOSEPH A. SORGE
                                             ---------------------------------

                                             JOSEPH A. SORGE


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                                    EXHIBIT A

                         FORM OF STOCK OPTION AGREEMENT

                            [INTENTIONALLY OMITTED]